Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-192323) on Form S-8 of Enerpulse Technologies, Inc. of our report dated March 13, 2014 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), relating to our audit of the consolidated financial statements, which appears in this Annual Report on Form 10-K of Enerpulse Technologies, Inc. for the year ended December 31, 2013.

/s/ GHP Horwath, P.C.

Denver, Colorado

March 13, 2014